AMENDMENT AGREEMENT NO. 7

This AMENDMENT AGREEMENT NO. 7 (this “Amendment”) is made as of November 17, 2017, by and among INVESCO HIGH INCOME TRUST II, a Delaware statutory trust and a closed-end management investment company (the “Borrower”), the lending institutions listed on the signature pages hereof and referred to as “Banks” in the Credit Agreement (as hereinafter defined) and STATE STREET BANK AND TRUST COMPANY, as agent for itself and the Banks (in such capacity, the “Agent”).

WHEREAS, the Borrower, the Banks and the Agent are parties to that certain Amended and Restated Credit Agreement, dated as of August 27, 2012 (as amended and in effect from time to time, the “Credit Agreement”); and

WHEREAS, the parties hereto wish to amend the Credit Agreement as more fully set forth herein;

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

§1. Definitions. Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

§2. Amendments.

(a) Section 1.01 of the Credit Agreement is hereby amended by c)e1eting the definitions of “LIBOR Margin”, “Overnight Rate” and “Termination Date” in their entirety and restating each such definition as follows:

“LIBOR Margin” means 0.85%.

“Oversight Rate” means the higher of (a) 0.85% above the Overnight LIBOR Rate as in effect from time to time and (b) 0.85% above the Federal Funds Rate as in effect from time to time.

“Termination Date” means November 16, 2018, or such earlier date on which the Commitments terminate or are terminated pursuant to the terms hereof, provided that the Termination Date (and some or all of the Banks’ Commitments to make Loans to the Borrower hereunder) may be extended in accordance with Section 2.09.

(b) Section 2.07(a) of the Credit Agreement is hereby amended by deleting Section 2.07(a) in its entirety and restating it as follows:

(a) The Borrower agrees to pay to the Agent for the account of each Bank in accordance with such Bank’s Commitment Percentage, a commitment fee (the “Commitment Fee”) equal to fifteen (15) basis Points times the actual daily amount by which the Aggregate Commitment Amount exceeds the aggregate principal amount of all Loans outstanding. The Commitment Fee shall accrue at all times during the Revolving Credit Period, including at any time during which one or more of the conditions in Article III is not met, and shall be due and payable quarterly in arrears on the fifteenth day of each January, April, July and October, in each case with respect to the calendar quarter period then most recently ended, and ending on fire last day of the Revolving Credit Period. The Commitment Fee shall be calculated quarterly in arrears.

§3. Representations and Warranties. The Borrower hereby represents and warrants as follows:

(a) Representations and Warranties in Credit Agreement. The representations and warranties of the Borrower contained in the Credit Agreement were true and correct as of the date made and are also true on and as of the date hereof and with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(b) No Default. No Default or Event of Default has occurred and is continuing.

(c) Authority Etc. The execution and delivery by the Borrower of this Amendment and the Borrower’s performance of this Amendment and the Credit Agreement as amended hereby (as so amended, the “Amended Agreement”) (i) are within the Borrower’s statutory trust powers, (ii) have been duly authorized by all necessary action on the part of the Borrower, (iii) do not require the Borrower to obtain any Governmental Authorization, Private Authorization or make any Governmental Filing (other than any Governmental Authorization, Private Authorization or Governmental Filing that has already been obtained or made, as applicable), (iv) do not contravene the terms of the Charter Documents; (v) do not conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (1) any provision of any security issued by the Borrower or of any agreement, instrument or other undertaking to which the Borrower is a party or by which it or any of its property is bound (other than pursuant to the terms of the Loan Documents) or (2) any order, injunction, writ or c4ecree of any Authority or any arbitral award to which the Borrower or its property is subject, unless such conflict, breach or contravention could not reasonably be expected to have a Material Adverse Effect; (v) violate any Law except where such violation could not reasonably be expected to have a Material Adverse Effect; or (vi) result in any Adverse Claim upon any asset of the Borrower other than Liens permitted under Section 5.08(a) of the Agreement.

(d) Enforceability of Obligations. This Amendment has been duly executed and delivered by the Borrower. Each of this Amendment and the Amended Agreement constitutes the valid and legally binding agreement of the Borrower, in each case enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity regardless of whether enforcement is sought by proceedings in equity or at law).

§4. Effectiveness. This Amendment shall become effective on the date that each of the following conditions shall have been satisfied (the “Effective Date”):

(a) receipt by the Agent of this Amendment, duly executed and delivered by the Borrower, the Agent anal each Bank;

(b) receipt by the Agent of a manually signed certificate from the Secretary or Assistant Secretary of the Borrower in form and substance reasonably satisfactory to the Agent and dated as of the date hereof as to the incumbency of, and bearing manual specimen signatures of, the Authorized Signatories who are authorized to execute and take actions under this Amendment, the Agreement and the other Loan Documents for and on behalf of the Borrower (or a certification that no changes have been made to the certification regarding incumbency made in the Assistant Secretary’s Certificate dated) November 20, 2015 and delivered in connection with the Amendment Agreement No. 5 dated as of November 20, 2015 (the “Fifth Amendment Certificate”), and certifying and attaching copies of (i) Charter Documents, with all amendments thereto (or a certification that no changes have been made to the Charter Documents delivered to the Agent pursuant to the certificate dated as of August 27, 2012 from the Borrower to the Agent delivered pursuant to Section 3.01(f) of the Credit Agreement (the “Closing Date Certificate”), other than (x) the changes made to the Declaration of Trust in which were delivered to the Agent on November 20, 2015 and attached as Exhibit A to the Fifth Amendment Certificate, (y) the changes made to the By-Laws of the Borrower which were delivered to the Agent on August 29, 2013 in connection with the Amendment Agreement No. 2 dated as of August 29, 2013 and attached as Annex A to the Assistant Secretary’s Certificate dated August 29, 2013 (the “Second Amendment Certificate”) and (z) the changes made to the By-Laws of the Borrower which were delivered to the Agent on November 20, 2015 and attached as Exhibit B to the Fifth Amendment Certificate, (ii) the resolutions of the Borrower’s Board of Trustees authorizing the transactions contemplated hereby, (iii) the investment advisory agreement between the Borrower and the Investment Adviser as then in effect (or a certification that no changes have been made to the investment advisory agreement delivered to the Agent pursuant to the Closing Date Certificate except as modified by an amendment thereto dated December 3, 2012 which was delivered to the Agent on August 29, 2013 and attached as Annex C to the Second Amendment Certificate), (iv) the Custody Agreement then in effect (or a certification that no changes have been made to the Custody Agreement delivered to the Agent pursuant to the Closing Date Certificate) and (v) the Prospectus of the Borrower then in effect (or a certification that no changes have been made to the Prospectus dated June 26, 2007 and delivered to the Agent pursuant to the Closing Date Certificate);

(c) receipt by the Agent or a legal existence and good standing certificate for the Borrower from the Secretary of State of the State of Delaware, dated as of a recent date;

(d) receipt by the Agent of a certificate of trust of the Borrower, with all amendments, certified as of a recent date by the Secretary of State of the State of Delaware;

(e) receipt by the Agent of the legal opinion of Stradley Ronon Stevens & Young, LLP, counsel for the Borrower, covering such matters relating to the transactions contemplated here(ay as the Agent and the Banks may reasonably request; and

(f) payment by the Borrower to the Agent, in cash, for the pro rata accounts of the Banks, of a non-refundable upfront fee equal to five (5) basis points on the Aggregate Commitment Amount.

§5. Ratification of the Borrower. The Borrower ratifies and confirms in all respects all of its obligations to the Agent and the Banks under the Amended Agreement and the other Loan Documents. The Credit Agreement and this Amendment shall be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Amended Agreement.

§6. Miscellaneous. This Amendment shall be a Loan Document for all purposes under the Credit Agreement. This Amendment shall be governed by and construed in accordance with the laws of the State of New York. Except as specifically amended by this Amendment, the Credit Agreement and all other agreements and instruments executed and delivered in connection with the Credit Agreement shall remain in full force and effect. This Amendment is limited specifically to the matters set forth herein and does not constitute directly or by implication an amendment or waiver of any other provision of the Credit Agreement or any of the other Loan Documents. Except as expressly set forth in this Amendment, nothing contained herein shall constitute a waiver of, impair or otherwise affect any Obligations, any other obligation of the Borrower or any rights of the Agents and the Banks consequent thereon. This Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Amendment it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

INVESCO HIGH INCOIVIE TRUST II

By:	/s/ Elizabeth Nelson
Name:	Elizabeth Nelson
Title:	Assistant Secretary

STATE STREET BANK AND TRUST COMPANY, individually and as Agent

By:	/s/ Janet B. Nolin
Name:	Janet B. Nolin
Title:	Vice President